Exhibit 99.1

MEDIA CONTACT:
Rebecca Neufeld
Rebecca.Neufeld@Edelman.com
415.229.7674

ValueClick Rebrands, Launches Marketing Personalization Platform as Conversant
Leader in Personalized Digital Marketing Integrates Five Industry Heavyweights into One

WESTLAKE VILLAGE, Calif., Feb. 3, 2014 - Today ValueClick, Inc. (Nasdaq: VCLK), the leader in personalized digital marketing, announced that it has changed its name to Conversant, Inc. Under the new brand the company will roll out the world’s first integrated marketing personalization platform that helps brands connect with people as individuals at major scale.

Conversant unites five digital marketing leaders launched or acquired by ValueClick since 1998 to combine video and mobile capabilities, RTB and CRM infrastructure, offline measurement and device recognition to deliver one-to-one engagement at scale. ValueClick Media, Commission Junction, Greystripe, Dotomi and Mediaplex will each contribute data, technology and expertise to the new, unified personalization platform.
Commission Junction, the industry’s largest affiliate marketing business, acquired by ValueClick in 2003, will be active as CJ Affiliate, by Conversant.
“The launch of Conversant reflects how we’ve brought together the strengths of each of our businesses to create a unified personalization company,” said John Giuliani, president and CEO of Conversant. “Now with one new brand everyone can see how our people and technology are working together to deliver the smartest personalization strategies and solutions for marketers. Our expertise in digital marketing is unparalleled, and as Conversant, we will lead the future of the industry through personalization.”

Integrated Marketing Personalization Platform

Conversant’s new Media and Affiliate solutions are fueled by a state-of-the-art proprietary technology stack that helps marketers reach the right individuals at the right time, with the right creative. Powered by billions of new data points each day, Conversant will provide marketers with the deepest insight into what motivates their customers to engage, connect, and buy. Already, Conversant drives an average of more than five million sales each day for clients by presenting optimized messages at precisely the right time on any connected device.

Today, Conversant also released “What’s Driving Marketing in 2014,” a report that found 77 percent of marketers agreed individualized messages can be more effective than mass messages. Yet nearly half don’t think they have the expertise to implement personalized programs.

“Marketing’s ultimate measure of success is to connect with people on a personal level. So for the last 15 years, Conversant has been building a company with the technology and capabilities to make this vision a reality for every marketer,” said Giuliani. “There’s still a lot of confusion around what’s possible with personalization. Conversant is a strategic partner that offers the knowledge and expertise to help marketers recognize, implement and measure the value of personalization solutions.”

New Name, New Logo

The new name, Conversant, and logo were chosen to highlight the company’s ability to generate engagement around digital ads and learn from the resulting offline and online conversations between brands and individuals.

“With this name, we can express precisely who we are and how well we know individuals,” said Giuliani. “At Conversant, we share strategic insights with our clients that they use to drive engaging conversations with their customers. Our new name, Conversant, is a perfect fit as we enable our client and agency partners to be more conversant with what makes each consumer unique, as well as how to action this rich individual understanding into stronger sales and brand affinity.”

The company’s common stock, which has previously traded under the ticker symbol VCLK, will officially begin trading under the new NASDAQ ticker symbol CNVR, effective at the market open on Wednesday, Feb. 5.

About Conversant
Conversant, Inc. (Nasdaq: CNVR) is the leader in personalized digital marketing. Combining the strengths of ValueClick Media, Commission Junction, Mediaplex, Greystripe and Dotomi, Conversant helps the world’s biggest companies grow by creating personalized experiences that deliver higher returns for brands and greater satisfaction for people. We offer a fully integrated personalization platform, personalized media programs and the world's largest affiliate marketing network - all fueled by a deep understanding of what motivates people to engage, connect and buy. For more information, please visit www.conversantmedia.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company's performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Conversant, including, but not limited to: its annual report on Form 10-K filed on February 27, 2013; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.